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                       GOETEL COMMUNICATIONS CORPORATION            EXHIBIT 11.1

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                                 STATEMENT REGARDING COMPUTER OF NET INCOME(LOSS)
                                      PER COMMON AND COMMON EQUIVALENT SHARE

                                                        INCEPTION
                                                     (JUNE 4, 1993)    YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                                        THROUGH        -----------------------    -------------------------
                                                    DECEMBER 31, 1993    1994          1995         1995           1996
                                                    ----------------- -----------------------    -------------------------

Historical - Primary:
  Weighted average issued common stock
    outstanding                                         1,099,493     1,874,301     2,304,135     2,232,246      2,411,586
  Cheap stock(1)                                          850,595       850,595       850,595       850,595        850,595
  Weighted average common stock
    equivalents                                                --            --            --            --      8,297,532
      Weighted average number of common
        and common equivalent shares                   ----------    ----------    ----------    ----------    -----------
          outstanding                                   1,950,088     2,724,895     3,154,729     3,082,841     11,559,713
                                                       ==========    ==========    ==========    ==========    ===========

Net income (loss)                                      $     (377)   $   (2,966)   $   (3,862)   $   (2,277)   $       150
Less: accretion of redeemable convertible
        preferred stock to                                     (4)          (35)          (77)          (30)           (54)
                                                       ----------    ----------    ----------    ----------    -----------

Net income (loss) available (attributable) to
  common shareholders                                  $     (381)   $   (3,001)   $   (3,939)   $   (2,307)   $        96
                                                       ==========    ==========    ==========    ==========    ===========

Net income (loss) per common and common
  equivalent shares                                    $    (0.20)   $    (1.10)   $    (1.25)   $    (0.75)   $      0.01
                                                       ==========    ==========    ==========    ==========    ===========



                                                                                     1995                          1996
                                                                                  -----------                  -----------
                                                                                  (unaudited)                  (unaudited)

Pro forma(2):
  Weighted average issued common stock
    and preferred stock outstanding (2)                                             2,304,135                    2,411,586
  Cheap stock (1)                                                                     850,595                      850,595
  Weighted average common stock
    equivalents                                                                     7,210,736                    8,297,532
                                                                                  -----------                  -----------
      Weighted average number of common
        and common equivalent shares
          outstanding                                                              10,365,465                   11,559,713
                                                                                  ===========                  ===========

Net income (loss)                                                                 $    (3,862)                 $       150
                                                                                  ===========                  ===========

Net income (loss) per share                                                       $     (0.37)                 $      0.01
                                                                                  ===========                  ===========
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-----------------------------------
Notes:

 (1)  In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuances of common stock, common stock equivalents and Series C Redeemable Convertible Preferred Stock within one year prior of the initial filing of the registration statement, at share prices below the assumed initial public offering price of $9.00 per share are considered to have been made in anticipation of the contemplated public offering for which this registration statement was prepared. Accordingly, these stock issuances are treated as if issued and outstanding, using the treasury stock mehtod for options, since the inception of the Company.

 (2)  All shares of Redeemable, Convertible Preferred Stock are considered, on a pro forma basis, to be common stock and are included using the if-converted method on the dates of their original issuance.

 (3)  Fully diluted net income (loss) per share is not presented as it is the same as the amounts disclosed in historical net income (loss) per share for all periods presented.
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